SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 19, 2006

Date of Report
(Date of earliest event reported)

Power Technology, Inc.

(Exact name of registrant as specified in its charter)

Nevada	0-248671	88-0395816
(State or other	(Commission	(I.R.S. Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

5300 Memorial Drive, Suite 700
Houston, Texas 77007

(Address of principal executive offices)

713.621.4310

(Registrant's telephone number, including area code)

109 Post Oak Lane, Suite 422
Houston, Texas 77024

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 - Other Events

Item 8.01 Other Information

On July 27, 2004, the Board of Directors (the “Board”) of Power Technology, Inc., a Nevada corporation (the “Company”), executed a written consent (the “Consent”) with a resolution authorizing an amendment of the Company’s Articles of Incorporation in order to increase the number of authorized shares of common stock of the Company from 100,000,000 to 750,000,000 shares. The Consent authorized the preparation and filing of an amendment to the Articles by the officers of the Company.

On July 29, 2004, a Certificate of Amendment to Articles of Incorporation for Nevada Profit Corporations (the “Certificate”) was filed in the office of the Nevada Secretary of State stating that the Articles had been amended pursuant to Section 78.207(1) of the Nevada Revised Statues for the increase in the number of authorized shares.

Subsequent to the filing of the Certificate with the office of the Nevada Secretary of State, the Company issued shares of common stock which caused the number of issued and outstanding shares of the Company to exceed 100,000,000 shares. Currently, the number of shares of the Company issued and outstanding shares of common stock is 149,391,694.

The Company has reviewed the procedures used to amend the Articles of Incorporation regarding the increase in the authorized number of shares of common stock of the Company. The Company believes that it did not fully comply with the requirements of Section 78.207 of the Nevada Revised Statues, and as a result, any shares of common stock issued by the Company in excess of 100,000,000 shares may be void or voidable in view of the lack of prior shareholder approval of the Amendment to the Articles of Incorporation of the Company.

In order to correct and remedy these events, the Company intends to file proxy material with the Securities and Exchange Commission and to call a special meeting of the stockholders of the Company to authorize the increase of its authorized number of shares of common stock from 100,000,000 shares to 750,000,000 shares, and to amend the Articles of Incorporation accordingly.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 22, 2006	POWER TECHNOLOGY, INC.

	By:	/s/ Bernard J. Walter
Bernard J. Walter
Chief Executive Officer and President